AMENDMENT TO OPTION AGREEMENT

THIS AMENDMENT, has been made and entered into this 2nd day of April, 2004, by and between CNH Holdings Company, a Nevada corporation ("CNHC"), and Mr. Mark S. Pierce and Charles Stidham, Florida residents (collectively, the "OPTIONEES").

                                   WITNESSETH:

WHEREAS, CNHC is in need of amending certain provisions of that certain option agreement attached hereto and marked as Exhibit A, which is specifically incorporated herein in its entirety by this reference (the "OPTION AGREEMENT"); WHEREAS, CNHC has approached the Optionees to obtain certain concessions from them for the purpose of raising additional capital for the business, operations and plans of CNHC; and WHEREAS, the Optionees have expressed their desire and willingness to assist CNHC in this respect; NOW, THEREFORE, based upon the above and foregoing premises and such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES AMEND THE OPTION AGREEMENT AS FOLLOWS:

                                    ARTICLE I
        AMENDMENT OF OPTIONS ISSUED; STRIKE PRICE; REGISTRATION; DILUTION

 OPTIONS ISSUED. The amount of options issued as set forth in the Option Agreement is reduced to 800,000 (400,000 each to Stidham/Pierce). STRIKE PRICE. The strike price on the options set forth in the Option Agreement is hereby lowered to $2.00 per share. REGISTRATION. CNHC shall forthwith file a registration statement for the shares underlying the options with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-8 or such other form as is available (the "Registration Statement") and shall use its best commercial efforts to have the Registration Statement become effective as soon as practicable. The cost and expense of this registration shall be borne in its entirety by CNHC, which shall endeavor to immediately cause such registration to become effective. The Optionees shall cooperate in obtaining effectiveness of the registration statement. CNHC shall cause the registration statement to remain effective until the earlier to occur of (a) the exercise of all options, (b) the date that the shares underlying the options may be sold without registration under Rule 144 of the Securities Act of 1933, as amended, or (c) the expiration of the option term. DILUTION. Optionees are no longer entitled to the receipt of compensatory shares in the event CNHC issues shares or their equivalent at a price of less than $1.35 per share after the date of this Agreement. SECTION EIGHT (ADJUSTMENT OF INITIAL EXERCISE PRICE AND NUMBER OF SHARES PURCHASABLE) IS RESTATED AS FOLLOWS:

8. ADJUSTMENT OF INITIAL EXERCISE PRICE AND NUMBER OF SHARES PURCHASABLE. For purposes hereof, the term "Initial Exercise Price" shall mean $2.00. (A) RIGHT TO REDUCE EXERCISE PRICE. The Company shall have the right, at any time and from to time to time, to reduce the Option Exercise Price at any time such appears in the Company's best interests to do so. (B) REORGANIZATIONS; ASSET SALES. In case of any capital reorganization or any reclassification of the capital stock of the Company or in case of a non-surviving combination or a disposition of the assets of the Company other than in the ordinary course of the Company's business, the holders of Options shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, non-surviving combination or disposition that appropriate provision shall be made so that such holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property receivable in such transaction by a holder of the number of shares of Common Stock of the Company into which this Agreement entitled the holder to purchase immediately prior to such capital reorganization, reclassification of capital stock, non-surviving combination or disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Section 8 with respect to rights and interests thereafter of the holder to the end that the provisions of this Section 8 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of a Option. (C) DISPUTES. In the event that there is any dispute as to the computation of the Exercise Price or the number of shares of Common Stock required to be issued upon the exercise of the Options, the Company will retain an independent and nationally recognized accounting firm to conduct an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such nationally recognized accounting firm shall, in the absence of manifest error, be binding. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants ("AICPA") if willing, otherwise the American Arbitration Association ("AAA"). If the Exercise Price or number of shares of Common Stock as determined by such accounting firm is ten percent or more higher or lower than the calculations thereof computed by the Company, the expenses of such accounting firm and, if any, of AICPA and AAA, shall be borne completely by the Company. In all other cases, they shall be borne by the complaining Registered Holders. Before taking any action which would cause an adjustment reducing the Exercise Price below the then par value of the shares of Common Stock issuable upon exercise of the Options, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Exercise Price.

                                   ARTICLE II
                     CNHC'S RELEASE AND COVENANT NOT TO SUE

CNHC'S RELEASE OF OPTIONEES. For and in consideration of the above and foregoing premises and the mutual covenants, promises and agreements contained herein, CNHC hereby releases, acquits and forever discharges each of the Optionees, as well as all of their respective affiliates, successors and assigns, from and against any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever which it now has or may hereafter have on account or arising out of any matter, thing or event which has happened, developed or occurred, whether known or unknown, at any time prior to and including the date of the execution and delivery of this agreement. CNHC'S COVENANT NOT TO Sue. CNHC covenants and agrees that it will not, either individually or collectively, bring, commence, institute, maintain, prosecute or instigate any action at law, proceeding in equity, administrative proceeding or otherwise, nor prosecute or sue either of the Optionees, and/or their respective affiliates, counsel, successors or assigns, either affirmatively or by way of cross-claim, defense or counterclaim, or in any other manner, for any alleged claim, demand, liability or cause of action in any way stemming from any claimed action or inaction of either of the Optionees, individually or collectively, prior to and including the date of the execution and delivery of this Amendment. CONSIDERATION. CNHC acknowledges, understands and agrees that the Option Agreement was duly and validly authorized, executed and delivered and that the options thereunder were dully and validly authorized and delivered and are fully paid for.

                                   ARTICLE III
                   OPTIONEES' RELEASE AND COVENANT NOT TO SUE

OPTIONEE'S RELEASE OF CNHC. For and in consideration of the above and foregoing premises and the mutual covenants, promises and agreements contained herein, each of the Optionees hereby releases, acquits and forever discharges CNHC, as well as all of its officers, directors, employees, agents, counsel, successors and assigns (the "CNHC Releasees"), from and against any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever which they now have or may hereafter have on account or arising out of any matter, thing or event which has happened, developed or occurred, whether known or unknown, at any time prior to and including the date of the execution and delivery of this agreement. OPTIONEE'S COVENANT NOT TO SUE. Each of the Optionees covenants and agrees that it will not, either individually or collectively, bring, commence, institute, maintain, prosecute or instigate any action at law, proceeding in equity, administrative proceeding or otherwise, nor prosecute or sue any of CNHC or the CNHC Releasees, either affirmatively or by way of cross-claim, defense or counterclaim, or in any other manner, for any alleged claim, demand, liability or cause of action in any way stemming from any claimed action or inaction of any of CNHC or the CNHC Releasees, individually or collectively, prior to and including the date of the execution and delivery of this Amendment. CONSIDERATION. Each of the Optionees acknowledges, understands and agrees that the Option Agreement was duly and validly authorized, executed and delivered and that the options thereunder were dully and validly authorized and delivered and are fully paid for. This release specifically excludes all promissory notes issued by the Optionees on behalf of the Company.

                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

REPRESENTATIONS AND WARRANTIES. CNHC and the Optionees, individually and collectively, hereby represent and warrant to all other parties hereto as follows: (I) All necessary action has been taken to make this agreement a legal, valid and binding obligation of themselves, enforceable in accordance with its terms and conditions; and (II) The execution and delivery of this agreement and the performance of their respective obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind, to which they or either of them is a party. Each of the Optionees covenants and agrees that during such time as the Registration Statement is effective, they will not violate Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

                                    ARTICLE V
                                  MISCELLANEOUS

EFFECTIVENESS OF THIS AMENDMENT. Notwithstanding any provision in this Amendment to the contrary, except for the releases contained in Article II and Article III, this Amendment shall not become effective until immediately prior to the time that the Company consummates a sale or other placement of any of its equity securities that results in gross proceeds to the Company of at least $100,000.00.

MODIFICATION. The Option Agreement, with the exception of the above modifications, remains in full force and effect. FURTHER ASSURANCES. Each party hereto further agrees that they shall, either collectively or individually, take such further and additional action as may be reasonable and necessary to carry into full effect the intent of this agreement and to otherwise provide for the fulfillment hereof.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered on this 29th day of March, 2004.

CHARLES STIDHAM, INDIVIDUALLY:                        MARK PIERCE, INDIVIDUALLY:


/s/                                                   /s/
------------------------------                        --------------------------

CNH HOLDING COMPANY,
A NEVADA CORPORATION:


By:      /s/
         --------------------------------------------
         James T. Miller, Jr.  CEO